Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 8, 2017, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Coeur Mining, Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference in the Registration Statements of Coeur Mining, Inc. (formerly Coeur d’Alene Mines Corporation) on Forms S-3 (Nos. 333-193652 and 333-210460) and on Forms S-8 (Nos. 033-72524, 333-112253, 333-125903, 333-166907 and 333-2014142).

/s/ GRANT THORNTON LLP
Chicago, Illinois
February 8, 2017